As filed with the Securities and Exchange Commission on August 1, 2023

Registration No. 333-266757

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-1 ON FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OPAL FUELS INC.

(Exact name of registrant as specified in its charter)

Delaware	98-1578357
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One North Lexington Avenue

Suite 1450

White Plains, New York 10601

(914) 705-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ann Anthony

Chief Financial Officer

c/o OPAL Fuels Inc.

One North Lexington Avenue

Suite 1450

White Plains, New York 10601

(914) 705-4000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Edward M. Welch, Esq.
Sheppard, Mullin, Richter & Hampton LLP
30 Rockefeller Plaza New York, New York 10112
Tel: (212) 653-8700

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

On August 11, 2022, OPAL Fuels Inc. filed a registration statement with the Securities and Exchange Commission (the “SEC”) on Form S-1 (File No. 333-266757) (as amended on September 20, 2022, October 14, 2022, November 2, 2022, and November 4, 2022, and post-effectively amended on May 3, 2023 and May 4, 2023) (collectively, the “Registration Statement”) which registered (i) for original issuance up to 15,446,494 shares of our Class A common stock underlying the Warrants (as defined below) (such Warrants were subsequently exchange for shares of Class A common stock pursuant to a registration statement on Form S-4 (File No. 333-268455)), and (ii) for resale by the selling security holders named therein up to 175,541,507 shares of our Class A common stock (including 9,223,261 shares underlying Private Placement Warrants (as defined below) which Private Placement Warrants were subsequently exchanged for shares of Class A common stock pursuant to a registration statement on Form S-4 (File No. 333-268455)). The Registration Statement was declared effective by the SEC on November 8, 2022, and the post-effective amendment to the Registration Statement was declared effective by the SEC on May 15, 2023.

This post-effective amendment to Form S-1 on Form S-3 is being filed to convert the Registration Statement on Form S-1 into a registration statement on Form S-3 and to include an updated prospectus relating to the offering and sale of the securities remaining available for sale under the Registration Statement. No additional securities are being registered under this post-effective amendment and all applicable registration and filing fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2023

PRELIMINARY PROSPECTUS

OPAL FUELS INC.

UP TO 163,676,735 SHARES OF CLASS A COMMON STOCK

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Holders”) of:

(i) 8,202,865 shares of Class A common stock issued under the Business Combination Agreement, dated as of December 2, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time, the “BCA” or the “Business Combination Agreement”), by and among ArcLight Clean Transition Corp. II (“ArcLight”), Opal Fuels LLC (“Opco”) and Opal Holdco LLC (“OPAL Holdco”) to ARCC Beacon LLC (“Ares”), ArcLight CTC Holdings II, L.P. (“Sponsor”) and certain former directors of ArcLight originally acquired by such parties for an effective purchase price of approximately $0.003 per share;

(ii) 144,399,037 shares of Class A common stock issuable upon the conversion of Class C common stock issuable to Opal Holdco and Hillman RNG Investments, LLC (the “Opco Common Equityholders”) upon the exchange of Opco Common Units (as defined below) and the cancellation of an equal number of shares of Class D common stock (as defined in this prospectus) originally issued as consideration in connection with the Business Combination at a per share value of $10.00 per share; and

(iii) 11,074,833 shares of Class A common stock originally issued and sold to certain of the Selling Holders pursuant to subscription agreements dated as of December 2, 2021 (collectively, the “PIPE Investors”) at a purchase price of $10.00 per share.

In connection with the Business Combination, holders of 27,364,124 of Arclight’s Class A ordinary shares, or 87.94% of the shares with redemption rights, exercised their right to redeem their shares for cash at a redemption price of approximately $10.00 per share, for an aggregate redemption amount of $274,186,522. The shares of Class A common stock being offered for resale pursuant to this prospectus by the Selling Holders represent approximately 591% of shares of Class A common stock outstanding of the Company as of July 31, 2023 (without giving effect to the issuance of shares upon the conversion of Class C common stock to be issued to the Opco Common Equityholders upon the exchange by them of Opco Common Units). Given the substantial number of shares of Class A common stock being registered for potential resale by Selling Holders pursuant to this prospectus, the sale of shares by the Selling Holders, or the perception in the market that the selling Holders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Class A common stock or result in a significant decline in the public trading price of our Class A common stock. Even if our trading price is significantly below $10.00, the offering price for the units offered in Arclight’s IPO, certain of the Selling Holders, including the Sponsor, may still have an incentive to sell shares of our Class A common stock because they purchased the shares at prices lower than the public investors or the current trading price of our Class A common stock. For example, based on the closing price of our Class A common stock of $7.79 as of July 31, 2023, Sponsor and other holders of the shares of our Class A common stock that were originally purchased by Arclight’s Sponsor in a private placement prior to Arclight’s initial public offering would experience a potential profit of approximately $7.787 per share, or approximately $11,671,186 in the aggregate.

We will not receive any proceeds from the sale of shares of Class A common stock by the Selling Holders pursuant to this prospectus. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the Class A common stock. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Holders may sell the shares in the section entitled “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our Class A common stock.

Our shares of Class A common stock are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “OPAL.” On July 31, 2023, the closing price of our Class A common stock was $7.79 per share.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2023.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

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TRADEMARKS

This document contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS

When used in this prospectus, unless the context otherwise requires:

“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement dated as of December 2, 2021 (as the same has been or may be amended, modified, supplemented or waived from time to time), by and among ArcLight, Opco and OPAL Holdco.

“Business Combination” refers to the transaction contemplated by the BCA.

“Bylaws” refers to the bylaws of OPAL.

“Charter” refers to certificate of incorporation of OPAL.

“Class A common stock” refers to the shares of Class A common stock, par value $0.0001 per share, of OPAL.

“Class A Units” refers to the Class A Units as defined in the Second A&R LLC Agreement.

“Class B common stock” refers to the shares of Class B common stock, par value $0.0001 per share, of OPAL.

“Class B Units” refers to the Class B Units as defined in the Second A&R LLC Agreement.

“Class C common stock” refers to the shares of Class C common stock, par value $0.0001 per share, of OPAL.

“Class D common stock” refers to the shares of Class D common stock, par value $0.0001 per share, of OPAL.

 “Closing” refers to the closing of the Business Combination.

“Common Stock” refers to the collective shares of Class A common stock, Class B common stock, Class C common stock and Class D common stock.

“Company”, “we”, “our”, “us” or similar terms refers to OPAL Fuels Inc. individually or on a consolidated basis, as the context may require.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Fortistar” refers to Fortistar LLC, a Delaware limited liability company.

“Fueling Stations” refers to facilities where (i) natural gas is dispensed into fuel tanks of vehicles for use as transportation fuel, and (ii) transactional data from the dispensing of the fuel is recorded so that Environmental Attributes can be subsequently reported, matched with the dispensed fuel to the extent sourced from RNG, and generated under the federal or state RFS or LCFS programs and other current and potential future programs aimed at providing support for RNG into the transportation market. At the Fueling Stations, the natural gas is pressurized using compressor systems and, in this state, is referred to as CNG. Because Environmental Attributes associated with RNG are nominated/assigned to the physical quantity of CNG dispensed at the Fueling Station, when the CNG is dispensed into to fuel tanks for use as transportation fuel and subsequently reported to the EPA and/or state environmental agency and matched with the production of RNG, the respective RINs and LCFS credits are generated. Some of these stations are designed, developed, constructed, operated and maintained by us while others are third party stations where we may only provide maintenance services.

“Hillman” refers to Hillman RNG Investments, LLC, a Delaware limited liability company.

“Investor Rights Agreement” refers to the Investor Rights Agreement, dated July 21, 2022, by and among OPAL Fuels Inc., each of the Sellers named therein, the Sponsor and the Sponsor Principals as included in Exhibit 10.7 to the Current Report on Form 8-K, filed with the SEC on July 27, 2021, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

“IPO” refers to ArcLight’s initial public offering of its Class A ordinary shares and ArcLight Public Warrants pursuant to the IPO Registration Statement and completed on March 25, 2021.

“IPO Registration Statement” refers to ArcLight’s Registration Statement on Form S-1, filed with the SEC (File No. 333-252730), on March 22, 2021.

“NextEra” refers to Mendocino Capital, LLC, a Delaware limited liability company.

“OPAL” and “OPAL Fuels” refers to OPAL Fuels Inc., a Delaware corporation.

“OPAL Preferred Stock” refers to our shares of preferred stock, par value $0.0001 per share.

“Opco Common Units” refers to the Class B Units resulting from the re-classification of the collective Opco common units existing immediately prior to the Closing.

“Organizational Documents” refers to the Charter and the Bylaws;

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“PIPE Investors” refers, collectively, to the institutional and accredited investors that entered into Subscription Agreements with ArcLight.

“Private Placement Warrants” refers to the 9,223,261 redeemable warrants that were exchanged for the ArcLight Private Placement Warrants in connection with the Closing, and which were subsequently exchanged for Class A common stock.

“Public Warrants” refers to the 6,223,233 redeemable warrants exchanged for the ArcLight Public Warrants in connection with the Closing, and which were subsequently exchanged for Class A common stock.

“Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002.

“Second A&R LLC Agreement” refers to the Second Amended and Restated Limited Liability Company Agreement of Opco.

“Securities Act” refers to the Securities Act of 1933, as amended.

“Subscription Agreements” refer to the subscription agreements (as amended from time to time) that ArcLight entered into in connection with the Business Combination Agreement, each dated as of December 2, 2021.

“Warrants” refers collectively to the Private Placement Warrants together with the Public Warrants.

In addition, the following is a glossary of key industry terms used herein:

“Biogas Conversion Projects” refers to projects derived from the recovery and processing of biogas from landfills and other non-fossil fuel sources, such as livestock and dairy farms, for beneficial use as a replacement to fossil fuels.

“Btu” refers to British thermal units.

“CNG” refers to compressed natural gas.

“Environmental Attributes” refer to federal, state and local government incentives in the United States, provided in the form of RINs, RECs, LCFS credits, rebates, tax credits and other incentives to end users, distributors, system integrators and manufacturers of renewable energy projects, that promote the use of renewable energy.

“EPA” refers to the U.S. Environmental Protection Agency.

“LCFS” refers to Low Carbon Fuel Standard or similar types of federal and state programs.

“RECs” refers to renewable energy credits.

“Renewable Power” refers to electricity generated from renewable sources.

“RFS” refers to the EPA’s Renewable Fuel Standard.

“RINs” refers to Renewable Identification Numbers.

“RNG” refers to renewable natural gas.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the Selling Holders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the Selling Holders of the securities offered by them described in this prospectus.

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Holders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Holders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Holders are making or will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

Unless the context indicates otherwise, references in this prospectus to the “Company” refer to OPAL Fuels Inc. individually or on a consolidated basis with our subsidiaries, as the context may require.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus are “forward-looking statements.” Words such as “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

●	the failure to realize the benefits of the Business Combination, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, maintain relationships with customers and suppliers and retain key employees;

●	our success in retaining or recruiting, our principal officers, key employees or directors;

●	intense competition and competitive pressures from other companies in the industry in which we operate;

●	increased costs of, or delays in obtaining, key components or labor for the construction and completion of landfill gas and livestock waste projects that generate electricity, and RNG, CNG and hydrogen dispensing stations;

●	factors relating to our business, operations and financial performance, including market conditions and global and economic factors beyond our control;

●	macroeconomic conditions related to the global COVID-19 pandemic;

●	the reduction or elimination of government economic incentives to the renewable energy market;

●	factors associated with companies, such as us, that are engaged in the production and integration of RNG, including (i) anticipated trends, growth rates and challenges in those businesses and in the markets in which they operate (ii) contractual arrangements with, and the cooperation of, owners and operators of landfill and livestock Biogas Conversion Project sites on which we operate our landfill gas and livestock waste projects that generate electricity and (iii) RNG prices for Environmental Attributes, low carbon fuel standard credits and other incentives;

●	the ability to identify, acquire, develop and operate renewable projects and Fueling Stations;

●	our ability to issue equity or equity-linked securities or obtain debt financing;

●	the demand for renewable energy not being sustained;

●	impacts of climate change, changing weather patterns and conditions and natural disasters;

●	the effect of legal, tax and regulatory changes; and

●	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in this prospectus. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information you should consider when making your investment decision. Before investing in our securities, you should carefully read this entire prospectus. See also the section entitled “Where You Can Find More Information.” The definition of some of the terms used in this prospectus are set forth under the section “Selected Definitions.”

Business Overview

We are a renewable energy company specializing in the capture and conversion of biogas for the (i) production of RNG for use as a vehicle fuel for heavy and medium-duty trucking fleets, (ii) generation of Renewable Power for sale to utilities, (iii) generation and sale of Environmental Attributes associated with RNG and Renewable Power, and (iv) sales of RNG as pipeline quality natural gas. We have been an established biogas-to-energy producer in the United States, having participated in the landfill gas to energy industry for over 20 years.

Biogas is comprised of non-fossil waste gas, with high concentrations of methane, which is the primary component of RNG and the source for combustion utilized by Renewable Power plants to generate Renewable Power. Biogas can not only be collected and processed to remove impurities for use as RNG (a form of high-Btu fuel) and injected into existing natural gas pipelines as it is fully interchangeable with fossil natural gas, but partially treated biogas can be used directly in heating applications (as a form of medium-Btu fuel) or in the production of Renewable Power. The biogas is generated by microbes as they break down organic matter in the absence of oxygen. Our principal sources of biogas are (i) landfill gas, which is produced by the decomposition of organic waste at landfills and (ii) dairy manure, which is processed through anaerobic digesters to produce the biogas.

We also design, develop, construct, operate and service Fueling Stations for trucking fleets across the country that use natural gas to displace diesel as their transportation fuel. We have participated in the alternative vehicle fuels industry for approximately 12 years and have established an expanding network of Fueling Stations for dispensing RNG. In addition, we have recently begun implementing design, development, and construction services for hydrogen fueling stations, and we are pursuing opportunities to diversify its sources of biogas to other waste streams.

Additional information about us can be found in our most recent annual report on Form 10-K incorporated by reference herein together with any material changes thereto contained in subsequently filed quarterly reports on Form 10-Q.

Corporation Information

We are a Delaware corporation. Our principal executive offices are located at One North Lexington Avenue, Suite 1450, White Plains, New York 10601 and our telephone number is (914) 705-4000. Our website is www.opalfuels.com. Our website and the information contained on, or accessed through, its website are not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in our securities.

The Offering

Issuer	OPAL Fuels Inc.

Securities offered by the Selling Holders	Up to 163,676,735 shares of Class A common stock, consisting of:

	●	8,202,865 shares of Class A common stock issued under the Business Combination Agreement to Ares, Sponsor and certain former directors of ArcLight originally acquired by such parties for an effective purchase price of approximately $0.003 per share;

	●	144,399,037 shares of Class A common stock issuable upon the conversion of Class C common stock issuable to the Opco Common Equityholders upon the exchange of Opco Common Units and the cancellation of an equal number of shares of Class D common stock originally issued as consideration in connection with the Business Combination at a per share value of $10.00 per share; and

	●	11,074,833 shares of Class A common stock issued to the PIPE Investors at a purchase price of $10.00 per share.

Use of proceeds		We will not receive any of the proceeds from the sale of the shares of Class A common stock by the Selling Holders. We will bear all costs, expenses and fees in connection with the registration of the securities. The Selling Holders will bear all commissions and discounts, if any, attributable to their respective sales of the securities.

Market for our shares of Class A common stock	Our Class A common stock is listed for trading on Nasdaq under the symbol “OPAL”.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

MARKET PRICE, TICKER SYMBOL, AND DIVIDEND INFORMATION

OPAL’s Class A common stock is listed for trading on Nasdaq under the symbol “OPAL”.

The closing price of the Class A common stock on July 31, 2023 was $7.79. Holders of Class A common stock should obtain current market quotations for their securities.

OPAL has not paid any cash dividends on shares of its Class A common stock or Class C common stock to date and has no current plans to pay dividends on its Class A common stock or Class C common stock in the foreseeable future. Holders of OPAL’s Class B common stock and Class D common stock do not have any right to receive dividends. The payment of cash dividends in the future will be dependent upon OPAL’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our board of directors.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks, uncertainties and other factors described in our most recent annual report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act that we have filed or will file with the SEC, and in documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into any applicable prospectus supplement.

If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flow could be materially and adversely affected. If this occurs, the market or trading price of our securities could decline, and you could lose all or part of your investment. In addition, please read “Cautionary Statement Regarding Forward-Looking Statements” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference into this prospectus.

USE OF PROCEEDS

All of the shares of Class A common stock offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

We cannot currently determine the price or prices at which shares of Class A common stock may be sold by the Selling Holders under this prospectus, as the price will be determined by the prevailing public market price for shares of the Class A common stock, by negotiations between the Selling Holders and the buyers of the Class A common stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF SECURITIES

The following description of OPAL’s capital stock is only a summary, and it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section, you should refer to the Charter, the Bylaws, the Second A&R LLC Agreement, the Investor Rights Agreement, and to the applicable provisions of Delaware law.

Authorized Capitalization

The total number of shares of all classes of stock that OPAL has the authority to issue is 1,120,000,000 shares, consisting of:

●	820,000,000 shares of Common Stock, par value of $0.0001 per share, divided into:

●	340,000,000 shares of Class A common stock;

●	160,000,000 shares of Class B common stock;

●	160,000,000 shares of Class C common stock; and

●	160,000,000 shares of Class D common stock; and

●	300,000,000 shares of OPAL Preferred Stock, par value $0.0001 per share.

Common Stock

Class A common stock

As of July 31, 2023, we had 27,694,332 shares of Class A common stock issued and outstanding.

Voting Rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class A common stock are entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class B common stock, the Class C common stock and the Class D common stock.

To the fullest extent permitted by law, holders of shares of each class of the Common Stock, as such, have no voting power with respect to, and are not entitled to vote on, any amendment to the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of OPAL Preferred Stock if the holders of such affected series of OPAL Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon under the Charter (including any certificate of designations relating to any series of OPAL Preferred Stock) or under the Delaware General Corporation Law (the “DGCL”).

Dividends; Stock Splits or Combinations. Subject to applicable law and the rights, if any, of the holders of any outstanding series of OPAL Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A common stock and the Class C common stock with respect to the payment of dividends, dividends and other distributions of cash, stock or property may be declared and paid on the shares of Class A common stock and the shares of Class C common stock out of the assets of OPAL that are by law available therefor, at the times and in the amounts as our board of directors in its discretion may determine.

In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any series of Common Stock (each, a “Stock Adjustment”) unless:

(a)	a corresponding Stock Adjustment for all other series of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner; and

(b)	the Stock Adjustment has been reflected in the same economically equivalent manner on all Class A Units (as defined in the Second A&R LLC Agreement).

Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same series of Common Stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive the remaining assets of OPAL available for distribution ratably in proportion to the number of shares of Class A common stock and Class C common stock, which shall be treated as a single class.

Class B common stock

As of July 31, 2023, we had no shares of Class B common stock issued and outstanding. Shares of Class B common stock may, together with the corresponding Class B Units (as defined in the Second A&R LLC Agreement), be exchanged for shares of Class A common stock pursuant to the Second A&R LLC Agreement.

Voting Rights. Each holder of Class B common stock will be entitled to one vote for each share of Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class B common stock will be entitled to vote separately on any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class C common stock and the Class D common stock.

 Dividends; Stock Splits or Combinations. Dividends of cash or property may not be declared or paid on shares of Class B common stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of shares of Class B common stock will not be entitled to receive, with respect to such shares, any assets of OPAL in excess of the par value thereof. Notwithstanding the foregoing, the holders of Class B common stock will have the right to exchange their shares of Class B common stock, together with the corresponding Class B Units constituting the remainder of any Paired Interests (as defined in the Charter) in which such shares are included, for shares of Class A common stock in accordance with the Second A&R LLC Agreement (or for the consideration payable in respect of shares of Class A common stock in such voluntary or involuntary liquidation, dissolution or winding-up).

Subscription Rights. To the extent Class B Units are issued pursuant to the Second A&R LLC Agreement to any stockholder of OPAL other than a Qualified Stockholder (as defined in the Charter), such stockholder shall have the right to subscribe for an equivalent number of shares of Class B common stock (subject to adjustment as set forth in the Charter) in exchange for a payment in cash equal to the aggregate par value of such shares of Class B common stock.

Class C common stock

As of July 31, 2023, we did not have any shares of Class C common stock issued and outstanding. Shares of Class C common stock may be converted to shares of Class A common stock, as discussed further below.

Voting Rights. Each holder of Class C common stock will be entitled to five votes for each share of Class C common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class C common stock will be entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class B common stock and the Class D common stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A common stock and Class C common stock will be entitled to receive the remaining assets of OPAL available for distribution ratably in proportion to the number of shares of Class A common stock and Class C common stock, which shall be treated as a single class.

Conversion.

a.	Voluntary Conversion. Each share of Class C common stock shall be convertible into one share of Class A common stock at the option of the holder thereof, at any time upon written notice to OPAL; provided that, for the avoidance of doubt, any such holder of shares of Class C common stock may in such written notice to OPAL specify that such conversion into shares of Class A common stock shall be contingent upon the consummation of one or more sale or other transfer transactions.

b.	Automatic Conversion. Each share of Class C common stock shall automatically, without any further action, convert into one share of Class A common stock upon a Transfer (as defined in the Charter), other than a Transfer to a Qualified Stockholder (as defined in the Charter).

Class D common stock

As of July 31, 2023, we had 144,399,037 shares of Class D common stock issued and outstanding. Shares of Class D common stock may be converted into shares of Class B common stock pursuant to the Charter. Further, shares of Class D common stock, together with the corresponding Class B Units may be exchanged for shares of Class C common stock pursuant to the Second A&R LLC Agreement.

Voting Rights. Each holder of Class D common stock will be entitled to five votes for each share of Class D common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Further, the holders of the outstanding shares of Class D common stock will be entitled to vote separately upon any amendment to the Charter (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such series of Common Stock in a manner that is disproportionately adverse as compared to the Class A common stock, the Class B common stock and the Class C common stock.

Dividends; Stock Splits and Combinations. Dividends of cash or property may not be declared or paid on shares of Class D common stock.

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of OPAL, after payment or provision for payment of the debts and other liabilities of OPAL and of the preferential and other amounts to which the holders of OPAL Preferred Stock are entitled, if any, the holders of shares of Class D common stock will not be entitled to receive, with respect to such shares, any assets of OPAL in excess of the par value thereof. Notwithstanding the foregoing, the holders of Class D common stock will have the right to exchange their shares of Class D common stock, together with the corresponding Class B Units constituting the remainder of any Paired Interests in which such shares are included, for shares of Class C common stock in accordance with the Second A&R LLC Agreement (or for the consideration payable in respect of shares of Class C common stock in such voluntary or involuntary liquidation, dissolution or winding-up).

Subscription Rights. To the extent that Class B Units are issued pursuant to the Second A&R LLC Agreement to any Qualified Stockholder, such Qualified Stockholder shall have the right to subscribe for an equivalent number of shares of Class D common stock (subject to adjustment as set forth in the Charter) in exchange for a payment in cash equal to the aggregate par value of such shares of Class D common stock.

Conversion.

a.	Voluntary Conversion. Each share of Class D common stock shall be convertible into one share of Class B common stock at the option of the holder thereof at any time upon written notice to OPAL; provided that, for the avoidance of doubt, any such holder of shares of Class D common stock may in such written notice to OPAL specify that such conversion into shares of Class B common stock shall be contingent upon the consummation of one or more sale or other transfer transactions. Further, shares of Class D common stock, together with the corresponding Class B Units may be exchanged for shares of Class C common stock pursuant to the Second A&R LLC Agreement.

b.	Automatic Conversion. Each share of Class D common stock shall automatically, without any further action, convert into one share of Class B common stock upon a Transfer, other than a Transfer to a Qualified Stockholder.

Cancellation of Class B common stock and Class D common stock

No holder of Class B common stock or Class D common stock may transfer shares of Class B common stock or Class D common stock, respectively, to any person unless such holder transfers a corresponding number of Class B Units to the same person in accordance with the provisions of the Second A&R LLC Agreement. If any outstanding shares of Class B common stock or Class D common stock ceases to be held by a holder of the corresponding Class B Unit, such shares of Class B common stock or Class D common stock, respectively, will automatically and without further action on the part of OPAL or any holder of Class B common stock or Class D common stock, respectively, be transferred to OPAL for no consideration and shall be cancelled.

OPAL Preferred Stock

Our board of directors is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of OPAL Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware, to establish from time to time the number of shares of OPAL Preferred Stock to be included in each such series, to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the OPAL Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of OPAL Preferred Stock of any such series.

Except as otherwise expressly provided in any certificate of designation designating any series of OPAL Preferred Stock, (i) any new series of OPAL Preferred Stock may be designated, fixed and determined as provided by the Charter by our board of directors without approval of the holders of Common Stock or the holders of OPAL Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the OPAL Preferred Stock or any future class or series of OPAL Preferred Stock or Common Stock.

Authorized But Unissued OPAL Capital Stock

As it relates to Class A common stock, we will at all times reserve and keep available out of its authorized and unissued shares of Class A common stock, (i) solely for the purpose of the issuance in connection with the exchange of Paired Interests, the number of shares of Class A common stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class B common stock and Class B Units pursuant to the Second A&R LLC Agreement and (ii) solely for the purpose of the issuance in connection with the conversion of shares of all outstanding Class C common stock (including all shares of Class C common stock issuable upon the exchange of Paired Interests which consist of Class D common stock and Class B Units pursuant to the Second A&R LLC Agreement) into shares of Class A common stock pursuant to the Charter, the number of shares of Class A common stock that are issuable upon such conversion.

As it relates to Class B common stock, we will at all times reserve and keep available out of its authorized and unissued shares of Class B common stock, solely for the purpose of the issuance in connection with the conversion of shares of all outstanding Class D common stock into shares of Class B common stock pursuant to the Charter, the number of shares of Class B common stock that are issuable upon such conversion.

As it relates to Class C common stock, we will at all times reserve and keep available out of its authorized and unissued shares of Class C common stock, solely for the purpose of the issuance in connection with the exchange of Paired Interests which consist of Class D common stock and Class B Units, the number of shares of Class C common stock that are issuable upon the exchange of all outstanding Paired Interests which consist of Class D common stock and Class B Units, pursuant to the Second A&R LLC Agreement.

Anti-Takeover Effects of Provisions of Delaware Law and the Organizational Documents

Certain provisions of the Organizational Documents could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

Action by Written Consent; Special Meeting of Stockholder. Subject to, with respect to the OPAL Preferred Stock, the terms of any series of OPAL Preferred Stock, (i) for so long as the holders of shares of Class C common stock and Class D common stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by the stockholders of we may be effected by consent in lieu of a meeting and (ii) if the holders of shares of Class C common stock and Class D common stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by the stockholders of OPAL must be effected at a duly called annual or special meeting of the stockholders and may not be effected by any consent in lieu of a meeting.

Subject to any special rights of the holders of any series of OPAL Preferred Stock and the requirements of applicable law, a special meetings of stockholders may be called only by the chairperson of our board of directors, the vice chairperson of our board of directors, the chief executive officer or at the direction of our board of directors pursuant to a written resolution adopted by a majority of the total number of directors that we would have if there were no vacancies, and the ability of the stockholders or any other Persons to call a special meeting of the stockholders is specifically denied.

Election and Removal of Directors. Subject to any limitations imposed by applicable law and except for additional directors of OPAL elected by the holders of any series of OPAL Preferred Stock as provided for or fixed pursuant to the Charter, any director of OPAL or the entire board of directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding shares of capital stock of OPAL entitled to vote generally in the election of directors of OPAL, voting together as a single class. In case our board of directors or any one or more directors of OPAL should be so removed, any new directors of OPAL shall, unless our board of directors determines by resolution that any such vacancies shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the affirmative vote of a majority of the remaining directors of OPAL then in office, even if less than a quorum of our board of directors, and not by the stockholders.

Other Limitations on Stockholder Actions. Our Bylaws also impose some procedural requirements on stockholders who wish to:

●	make nominations in the election of directors; or

●	propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, in order to bring a proposal of business before an annual meeting of stockholders, a stockholder must deliver timely written notice of a proposal pertaining to a proper matter for stockholder action at the annual meeting to OPAL’s secretary containing, among other things, the following:

●	the name and record address of each stockholder proposing business, as they appear in OPAL’s books;

●	the class or series and number of shares of stock of OPAL, directly or indirectly, held of record and beneficially by the Proponent or Stockholder Associated Person, as such terms are defined in the Bylaws;

●	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

●	a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as any derivative or short positions, profit interests, options, hedging transactions, warrant, convertible security, stock appreciation right or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of securities and/or borrowed or loaned shares;

●	a description of the business or nomination to be brought before the meeting, the text of the proposal and the reasons for conducting such business at the meeting; and

●	any material interest of the Proponent or Stockholder Associated Person in such business.

Our Bylaws also set out the timeliness requirements for delivery of such notice.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitation on Liability and Indemnification of Officers and Directors

The Organizational Documents provide indemnification for OPAL’s directors and officers to the fullest extent permitted by the DGCL.

Indemnification Agreements

On July 21, 2022, we entered into certain Indemnification Agreements (“Indemnification Agreements”) with each of our directors and executive officers pursuant to which, subject to certain exceptions, we shall indemnify our directors and executive officers for all reasonable and documented direct and indirect expenses, including attorneys’ fees, paid or incurred by such officer or director in connection with the investigation, defense or appeal of, or being a witness or otherwise involved in, a Proceeding (as defined in the Indemnification Agreements), or establishing or enforcing a right to indemnification under such agreement, Section 145 of the DGCL or otherwise (the “Expenses”). Pursuant to the Indemnification Agreements, in the event an officer or director who was or is a party to or witness in or is threatened to be made a party to or witness in any Proceeding with respect such officer’s or director’s service for us or a subsidiary or affiliate as an Indemnifiable Person (as defined in the Indemnification Agreements), or by reason of anything done or not done, or any act or omission, by such officer or director in any such capacity, we shall indemnify such officer and director from and against any and all Expenses and Other Liabilities (as defined in the Indemnification Agreements) incurred by such officer and director in connection with such Proceeding to the fullest extent not prohibited by the provisions of our Bylaws and the DGCL. Furthermore, pursuant to the Indemnification Agreements, we shall, subject to certain exception, at the request of an officer or director, advance all Expenses incurred by such officer or director prior to the final disposition of a Proceeding.

Exclusive Forum

The Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware), and any appellate court thereof shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action, suit or proceeding brought on our behalf of; (ii) any action, suit or proceeding (including any class action) asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of OPAL to OPAL or OPAL’s stockholders; (iii) any action, suit or proceeding (including any class action) asserting a claim against OPAL or any current or former director, officer, other employee, agent or stockholder of OPAL arising out of or pursuant to any provision of the DGCL, the Charter or the Bylaws (as each may be amended from time to time); (iv) any action, suit or proceeding (including any class action) to interpret, apply, enforce or determine the validity of our Charter or Bylaws (including any right, obligation or remedy thereunder); (v) any action, suit or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; or (vi) any action asserting a claim against us or any director, officer or other employee governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The exclusive forum provisions of the Charter shall not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

If any action, the subject matter of which is within the scope of the exclusive forum provisions of the Charter, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the exclusive forum provisions of the Charter (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Any person or entity purchasing, holding, owning or otherwise acquiring any interest in any of our securities shall be deemed to have notice of and to have consented to the exclusive forum provisions of the Charter.

Investor Rights Agreement

At the Closing, Opco, Ares, Hillman and the Class B shareholders (collectively the “OPAL Holders”) entered into the Investor Rights Agreement, pursuant to which, among other things, (i) ArcLight and Sponsor agreed to terminate the Registration and Shareholder Rights Agreement, dated as of March 25, 2021, entered into by them in connection with ArcLight’s IPO, (ii) we agreed to provide the OPAL Holders certain registration rights with respect to certain shares of Class A common stock held by them or otherwise issuable to them pursuant to the Business Combination Agreement, Second A&R LLC Agreement or the Charter and (iii) the OPAL Holders agreed not to transfer, sell, assign or otherwise dispose of their shares of Class A common stock for up to 180 days following the closing of the Business Combination, subject to certain exceptions.

Transfer Agent

The transfer agent for OPAL’s Common Stock is Continental Transfer & Trust Company.

Listing of Common Stock

The shares of Class A common stock are listed on Nasdaq under the symbol “OPAL”.

SELLING HOLDERS

This prospectus relates to the resale by the Selling Holders from time to time of up to 163,676,735 shares of Class A common stock. The Selling Holders may from time to time offer and sell any or all of the shares of Class A common stock set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Holders’ interest in the Class A common stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the names of the Selling Holders, the aggregate number of shares of Class A common stock held by each Selling Holders immediately prior to the sale of the shares of Class A common stock in this offering, the number of shares of our Class A common stock that may be sold by each Selling Holder under this prospectus and the number of shares of Class A common stock that each Selling Holder will beneficially own after this offering.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such shares of Class A common stock. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, Class A common stock in transactions exempt from the registration requirements of the Securities Act.

Name of Selling Holder	Number of Class A Common Stock Held Prior to Offering	Number of Class A Common Stock Registered for Sale Hereby	Number & Percentage of Class A Common Stock Held After Offering
ARCC Beacon LLC (1)	3,059,533	3,059,533	—
ArcLight CTC Holdings II, L.P. (2)	1,498,804	1,498,804	—
Arno Harris (3)	35,000	35,000	—
Brian Goncher (3)	35,000	35,000	—
Ja-Chin Audrey Lee (3)	35,000	35,000	—
Steven Berkenfeld (3)	35,000	35,000	—
Entities affiliated with Mark Comora (4)	145,279,637	145,279,637	—
Adage Capital Partners LP (5)	494,233	494,233	—
Arosa Alternative Energy Fund LP (6)	45,000	45,000	—
Arosa Opportunistic Fund LP (7)	105,000	105,000	—
Dmitri Sinenko (8)	500,000	500,000	—
Nyera II Limited (9)	1,500,000	1,500,000	—
J. Goldman Master Fund (10)	500,000	500,000	—
Mendocino Capital, LLC (11)	2,500,000	2,500,000	—
Northbank Capital Management, LLC (12)	500,000	500,000	—
Stearns, Conrad and Schmidt Consulting Engineers, Inc. (13)	50,000	50,000	—
Trent Vichie (14)	200,000	200,000	—
Entities affiliated with Encompass Capital Advisors LLC (15)	2,741,370	2,741,370	—
Entities affiliated with Electron (16)	1,800,000	1,800,000	—
ACHP B, L.P. (3)	331,235	331,235	—
ACTC Holdings GP II, LLC (3)	69,572	69,572	—
Carl Stjernfeldt (3)	43,247	43,247	—
Daniel R. Revers (3)	1,316,388	1,316,388	—
Elisabeth Wallace (3)	6,849	6,849	—
John F. Erhard (3)	108,253	108,253	—
Josef Alves (3)	7,064	7,064	—
Marco Francesco Gatti (3)	342,381	342,381	—
Matthew Williamson Miller (3)	67,365	67,365	—
Neelamkavil and Parekh Trust dated March 5, 2020 (3)	99,930	99,930	—
Revers Special Ops Holdings, LLC (3)	86,969	86,969	—
Robert Knight (17)	23,978	23,978	—
Robert Meister Trevisani (3)	13,808	13,808	—
Robert S. McGaughey (3)	21,190	21,190	—
Ryan James Ganong (3)	3,500	3,500	—
Vancouver Resources, Inc. (18)	42,000	42,000	—
William C. Revers (19)	33,123	33,123	—
Aaron Barasz (20)	39,974	39,974	—
Mohammad Hassan Afkham-Ebrahimi (21)	91,713	91,713	—
Christina Lynn Thomas (22)	13,249	13,249	—
Henry Thomas Milburn III (23)	1,370	1,370	—

(1)	Consists of 3,059,533 shares of Class A common stock. ARCC Beacon LLC’s (“ARCC Beacon”) sole member is Ares Capital Corporation. The manager of Ares Capital Corporation is Ares Capital Management LLC, and the sole member of Ares Capital Management LLC is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. and the general partner of Ares Management Holdings L.P. is Ares Holdco LLC. The sole member of Ares Holdco LLC is Ares Management Corporation. Ares Management GP LLC is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management Corporation (the “Ares Class B Common Stock”) and Ares Voting LLC is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management Corporation (the “Ares Class C Common Stock”). Pursuant to Ares Management Corporation’s Certificate of Incorporation in effect as of the date of this filing, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management Corporation if certain conditions are met. The sole member of both Ares Management GP LLC and Ares Voting LLC is Ares Partners Holdco LLC. Ares Partners Holdco LLC is managed by a board of managers, which is composed of Michael J Arougheti, Ryan Berry, R. Kipp deVeer, David B. Kaplan, Antony P. Ressler and Bennett Rosenthal (collectively, the “Ares Board Members”). Antony P. Ressler generally has veto authority over decisions by the Ares Board Members. Each of the above named entities (other than ARCC Beacon, with respect to the securities owned by it as set forth above), the Ares Board Members and the other directors, officers, partners, stockholders, members and managers of the above named entities, expressly disclaims beneficial ownership of the shares reported herein for purposes of Section 13(d) of the Exchange Act and the rules under Section 13(d) of the Exchange Act. The address of each above named entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(2)	Consists of 1,498,804 shares of Class A common stock held directly by ArcLight CTC Holdings II, L.P. (“Sponsor”). Daniel R. Revers has voting and investment discretion with respect to the securities held by Sponsor, and thus may be deemed to have beneficial ownership of such securities. Mr. Revers expressly disclaims any such beneficial ownership of such securities, except to the extent of his individual pecuniary interests therein. The business address of Sponsor and Mr. Revers is 200 Clarendon Street, 55th Floor, Boston, Massachusetts, 02116.

(3)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The business address of Sponsor and the reporting person is 200 Clarendon Street, 55th Floor, Boston, Massachusetts 02116.

(4)	Consists of (i) 142,377,450 shares of Class D common stock owned of record by OPAL Holdco, (ii) 2,021,587 shares of Class D common stock owned of record by Hillman and (iii) 880,600 shares of Class A common stock owned by Fortistar, but excludes an aggregate of 9,794,752 shares of Class D common stock potentially issuable to OPAL Holdco or Hillman (a total of 9,657,625 with respect to OPAL Holdco and 137,127 with respect to Hillman) in connection with certain potential earnout payments under the Business Combination Agreement. Each of OPAL Holdco and Hillman are controlled, through Fortistar and certain of its subsidiaries, by Mr. Mark Comora. Accordingly, Mr. Mark Comora is deemed to have beneficial ownership of the securities held by each of OPAL Holdco, Hillman and Fortistar. The shares of Class D common stock owned of record by Hillman are pledged to a bank in connection with certain indebtedness owing to such bank. See “Certain Relationships and Related Party Transactions—Hillman Restructuring.” The business address of each of Mr. Comora, OPAL Holdco, Hillman and Fortistar is One North Lexington Avenue 14th Floor, White Plains, New York 10601.

(5)	Consists of 494,233 shares of Class A common stock. Phillip Gross is the managing member of Adage Capital Advisors, L.L.C., which is the managing member of Adage Capital Partners GP, L.L.C., which is the general partner of Adage Capital Partners, L.P., and each such person or entity, as the case may be, may be deemed the beneficial owner of such shares. The business address of Adage Capital Partners, L.P. is 200 Clarendon St, 52nd Fl, Boston, Massachusetts 02110.

(6)	Consists of 45,000 shares of Class A common stock. These shares may be deemed to be beneficially owned by Till Bechtolsheimer, the Chief Executive Officer of Arosa Alternative Energy Fund LP’s investment manager. The business address of each person and entity named in this footnote is c/o Arosa Capital Management LP, 550 West 34th Street, Suite 2800, New York, NY 10001.

(7)	Consists of 105,000 shares of Class A common stock. Arosa Capital Management Opportunistic GP II LLC is the general partner of Arosa Opportunistic Fund LP and Arosa Capital Management LP is its investment manager. The members of Arosa Capital Management Opportunistic GP II LLC and the limited partners of Arosa Capital Management LP are Till Bechtolsheimer and Abraham Joseph. The business address of each person and entity named in this footnote is c/o Arosa Capital Management LP, 550 West 34th Street, Suite 2800, New York, New York 10001.

(8)	Consists of 500,000 shares of Class A common stock. The address of the Selling Holder is 1614 Sul Ross Street, Houston, Texas 77006.

(9)	Consists of 1,500,000 shares of Class A common stock. Benjamin Wasem, Pantelitsa Georgiade and Vasiliki Papalli (the “Nyera Principals”) each has voting and investment discretion with respect to the securities held Nyera II Limited (“Nyera”), and thus may be deemed to have beneficial ownership of such securities. Each of the Nyera Principals expressly disclaims any such beneficial ownership of such securities, except to the extent of their individual pecuniary interests therein. The business address of Nyera and the Nyera Principals is 8 Stasinou Avenue, Photos Photiades Business Centre, Office 401, 1060 Nicosia, Cyprus.

(10)	Consists of 500,000 shares of Class A common stock. J. Goldman Master Fund, L.P. (the “Master Fund”), which is managed by J. Goldman & Co., L.P. of which J. Goldman Capital Management Inc. is the general partner beneficially owns 300,000 shares of common stock of the Company. Jay G. Goldman is the sole director of J. Goldman Capital Management, Inc. Together, J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman have shared voting and dispositive power over the securities of the Company reported herein that are held by the Master Fund. J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman may be deemed to beneficially own all of the shares of common stock held by the Master Fund. The address of the Master Fund is c/o ATU General Trust Services (BVI) Ltd., 3076 Sir Francis Drake’s Highway, P.O. Box 3463, Roadtown, Tortola, BVI, VG1110.

(11)	Consists of 2,500,000 shares of Class A common stock. Mendocino Capital, LLC (“Mendocino”) is a subsidiary of NextEra Energy, Inc. (“NextEra”), a publicly traded company. The business address of Mendocino and NextEra is 700 Universe Boulevard, Juno Beach, Florida 33408.

(12)	Consists of 500,000 shares of Class A common stock. Bradford Seagraves is the Chief Investment Officer of Northbank Capital Management, LLC (“Northbank”), and may be deemed the beneficial owner of such shares. The business address of Northbank is 133 Southern Comfort Road, Ketchum, Idaho 83340.

(13)	Consists of 50,000 shares of Class A common stock. Curtis Jang is the Chief Financial Officer of Stearns, Conrad and Schmidt Consulting Engineers, Inc.(“SCS Consulting”), and may be deemed the beneficial owner of such shares. The business address of SCS Consulting is 3900 Kilroy Airport Way, Suite 100, Long Beach, California 90806.

(14)	Consists of 200,000 shares of Class A common stock. The address of the Selling Holder is 2403 Hatley Dr., Austin Texas 78746.

(15)	Todd Kantor, as the managing member of Encompass Advisors, may also be deemed to beneficially own such securities. The parties hold shared voting and dispositive power over such shares. The business address of Encompass Advisors, Encompass Partners and Mr. Kantor is 200 Park Avenue, 11th Floor, New York, New York 10166.

(16)	Consists of (i) 1,060,088 shares of Class A common stock held by Electron Global Master Fund LP (“EGMF”), (ii) 695,913 shares of Class A common stock held by Electron Infrastructure Master Fund LP (“EIMF”), (iii) 30,628 shares of Class A common stock held by Boothbay Absolute Return Strategies, LP (“BARS”) and (iv) 13,371 shares of Class A common stock held by AGR Trading SPC-Series Segregated Portfolio (“AGR”). James Shaver is the managing member of the general partners of EGMF and EIMF, and as such may be deemed to beneficially own the shares of Class A common stock held by EGMF and EIMF. Boothbay Fund Management LLC is the investment manager of BARS. AC Investment Management, LLC is the investment manager of AGR. James Shaver may be deemed to have investment discretion and voting power over shares of Class A common stock held by the BARS and AGR. The business address of EGMF, EIMF and Mr. Shaver is 10 East 53rd Street, 19th Floor, New York, NY 10022. The business address of BARS is 140 East 45th St., 14th Floor, New York, NY 10017. The business address of AGR is 1350 Avenue of the Americas, Suite 2300, New York, New York 10019.

(17)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 566 Commonwealth Ave PH1, Boston, Massachusetts 02215.

(18)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 8582 Katy Freeway, Suite 150, Houston, Texas 77024.

(19)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 9331 Mount Vernon Circle, Alexandria, Virginia 22309.

(20)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 199 Dali Blvd, Unit 706, Saint Petersburg, Florida 33701.

(21)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is Chalet Aiglon, 102 Gstaadstrasse, Gstaad 3780, Switzerland.

(22)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 303 Eden Ave. Unit 7A, Bellevue, Kentucky 41073.

(23)	Does not include any shares that may be deemed to be indirectly owned because of an ownership interest in the Sponsor. The address of the Selling Holder is 5353 Memorial Drive, Unit 3025, Houston, TX 77007.

PLAN OF DISTRIBUTION

We are registering the possible resale by the Selling Holders of up to 163,676,735 shares of Class A common stock.

We will not receive any of the proceeds from the sale of the securities by the Selling Holders. The aggregate proceeds to the Selling Holders will be the purchase price of the securities less any discounts and commissions borne by the Selling Holders.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Holders covered by this prospectus may be offered and sold from time to time by the Selling Holders. The term “Selling Holders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Holders as a gift, pledge, partnership distribution or other transfer. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Holders reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Holders may use any one or more of the following methods when selling the securities offered by this prospectus:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of Nasdaq;

●	through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

●	through one or more underwritten offerings on a firm commitment or best efforts basis;

●	settlement of short sales entered into after the date of this prospectus;

●	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	through the distributions by any Selling Holder or its affiliates to its partners, members or stockholders

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Holder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Holders will sell all or any of the securities offered by this prospectus. In addition, the Selling Holders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Holders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Holders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Holder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Holder.

With respect to a particular offering of the securities held by the Selling Holders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

●	the specific securities to be offered and sold;

●	the names of the Selling Holders;

●	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

●	settlement of short sales entered into after the date of this prospectus;

●	the names of any participating agents, broker-dealers or underwriters; and

●	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Holders.

In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Holders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our shares of Class A common stock are currently listed on Nasdaq under the symbol “OPAL”.

The Selling Holders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Holders pay for solicitation of these contracts.

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holders or borrowed from any Selling Holders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Holders and any broker-dealer or agent regarding the sale of the securities by the Selling Holders. Upon our notification by a Selling Holder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Holders and any underwriters, broker-dealers or agents who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Holders, or perform services for us or the Selling Holders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Holders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Holders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Holders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Sheppard, Mullin, Richter & Hampton LLP, New York, New York, will pass upon the validity of the Class A common stock offered by this prospectus and certain other matters related to this prospectus.

EXPERTS

The consolidated financial statements as of December 31, 2022 and for each of the two years in the period ended December 31, 2022 incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been so incorporated in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.A.), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement or the exhibits thereto. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.opalfuels.com. The information contained on, or that may be accessed through or that is hyperlinked to, our website is not part of, and is not incorporated into, this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a current report on Form 8–K:

●	our annual report on Form 10–K for the fiscal year ended December 31, 2022, filed with the SEC on March 29, 2023;

●	our quarterly report on Form 10–Q for the three months ended March 31, 2023, filed with the SEC on May 15, 2023;

●	our current reports on Form 8–K filed with the SEC on March 7, 2023, March 27, 2023, April 5, 2023, April 19, 2023, May 1, 2023, May 8, 2023, May 11, 2023, May 11, 2023, June 2, 2023, June 23, 2023, and June 29, 2023; and

●	our definitive revised proxy filed with the SEC on May 9, 2023.

In addition, all documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. In addition, all reports and other documents filed by us pursuant to the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of the documents incorporated herein by reference may be obtained on our website at www.opalfuels.com. The information on our website is not incorporated by reference into this prospectus. These documents are also available on the SEC’s website at http://www.sec.gov.

We will provide, without charge, to any person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon oral or written request of such person, a copy of any or all of the documents that have been incorporated by reference in this prospectus but not delivered with the prospectus, including any exhibits to such documents that are specifically incorporated by reference in those documents.

Please make your request by writing or telephoning us at the following address or telephone number:

OPAL Fuels Inc.

One North Lexington Avenue

Suite 1450

White Plains, New York 10601

Telephone: (914) 705-4000

OPAL FUELS INC.

163,676,735 Shares of Class A common stock

PRELIMINARY PROSPECTUS

, 2023

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be borne by us in connection with the issuance and distribution of the shares of common stock being registered hereby. All amounts shown are estimates except for the SEC registration fee.

We will bear all costs, expenses and fees in connection with the registration of the securities. Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their respective sales sale of the securities.

SEC registration fee (1)	$171,831
Accounting fees and expenses	*
Legal fees and expenses	*
Miscellaneous fees and expenses	*
Total (1)	171,831

(1)	Previously paid.

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 15. Indemnification of Directors and Officers.

OPAL is governed by the DGCL, as the same exists or may hereafter be amended. Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Our Charter and Bylaws provide that we shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was our director or executive officer (as defined in the Bylaws) or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director or executive officer at our request.

Our Charter eliminates the liability of a director to the fullest extent permitted by the DGCL. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

Furthermore, on July 21, 2022, we entered into the Indemnification Agreements with each of our directors and executive officers which provide that we shall indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our Bylaws.

In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits and Financial Statements.

(a) Exhibits. The following exhibits are being followed herewith:

Exhibit Number	Description
2.1†	Business Combination Agreement, dated as of December 2, 2021, by and among ArcLight, OPAL Fuels and OPAL Holdco (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K, filed on December 3, 2021).
3.1	Restated Certificate of Incorporation of OPAL Fuels Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K/A filed by the Company on August 10, 2022
3.2	Bylaws of OPAL Fuels Inc. (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed on July 27, 2022)
4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-252730) filed on March 8, 2021).
4.2	Warrant Agreement between Continental Stock Transfer & Trust Company and ArcLight Clean Transition Corp. II, dated March 22, 2021 (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on March 26, 2021).
4.3	OPAL Fuels Inc. Short-Term Incentive Plan (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 10-K filed on March 29, 2023).
4.4	Form of Stock Option Grant Notice and Option Agreement (incorporated by reference to the Annual Report on Form 10-K filed on March 28, 2023).
4.5	Form of Performance Restricted Stock Unit Award Grant Notice and Award Agreement (incorporated by reference to the Annual Report on Form 10-K filed on March 28, 2023).
5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP (incorporated by reference to Exhibit 5.1 to the Registration Statement on Form S-1/A (File No. 333-266757) filed on November 2, 2022)
23.1*	Consent of BDO USA, P.A., independent registered accounting firm for OPAL Fuels Inc.
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included as part of Exhibit 5.1).
24.1	Power of attorney (included in the signature page to the initial filing of this registration statement)
101.INS*	Inline XBRL Instance Document.
101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
107	Filing Fee Table (incorporated by reference to Exhibit 107 to the Registration Statement on Form S-1/A (File No. 333-266757) filed on November 4, 2022)

*	Filed herewith.

†	Schedules and exhibits to this exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

#	Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit were omitted by means of marking such portions with an asterisk because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

(b) Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii), and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser: (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, State of New York, on August 1, 2023.

OPAL FUELS INC.

By:	/s/ Jonathan Maurer
	Name:	Jonathan Maurer
	Title:	Co-Chief Executive Officer

Each person whose signature appears below constitutes and appoints Jonathan Maurer, Adam Comora, Ann Anthony and John Coghlin, acting alone or together with another attorney-in-fact, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jonathan Maurer	Co-Chief Executive Officer	August 1, 2023
Jonathan Maurer	(Principal Executive Officer)

*	Co-Chief Executive Officer	August 1, 2023
Adam Comora	(Principal Executive Officer)

*	Chief Financial Officer	August 1, 2023
Ann Anthony	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman	August 1, 2023
Mark Comora

*	Director	August 1, 2023
Betsy L. Battle

*	Director	August 1, 2023
Scott Dols

*	Director	August 1, 2023
Kevin M. Fogarty

/s/ James Martell	Director	August 1, 2023
James Martell

*	Director	August 1, 2023
Nadeem Nisar

*	Director	August 1, 2023
Ashok Vemuri

*By:	/s/ Jonathan Maurer
Name:	Jonathan Maurer
Attorney-in-Fact